TRIMAS REPORTS SECOND QUARTER 2026 RESULTS
Raises Low End and Midpoint of Full Year 2026 EPS Outlook
•Second quarter operating profit increased to $10.9 million, while adjusted operating profit increased 29.1% to $14.9 million
•Second quarter diluted EPS increased to $1.86, with adjusted diluted EPS of $0.52
•Repurchased more than 5 million shares of common stock since November 2025
•Ended the quarter with $1.24 billion of cash and cash equivalents
BLOOMFIELD HILLS, Michigan, July 30, 2026 - TriMas (NASDAQ: TRS) today announced financial results for the second quarter ended June 30, 2026.
TriMas reported second quarter 2026 net sales of $174.6 million, a 1.6% increase compared to $171.8 million in second quarter 2025, driven by organic growth within Specialty Products and the benefit of favorable foreign currency exchange. Operating profit increased to $10.9 million in second quarter 2026, compared to $7.4 million in second quarter 2025. Adjusting for Special Items(1), second quarter 2026 adjusted operating profit was $14.9 million, a 29.1% increase compared to $11.5 million in the prior year period, reflecting the successful execution of cost-reduction and streamlining initiatives.
The Company reported second quarter 2026 income from continuing operations of $67.3 million, or $1.86 per diluted share, compared with $2.4 million, or $0.06 per diluted share, in second quarter 2025. Adjusting for Special Items(1), second quarter 2026 adjusted income(2) from continuing operations was $19.0 million, more than double the prior year period of $8.1 million. Second quarter 2026 adjusted diluted earnings per share(2) from continuing operations was $0.52, an increase of 160.0% compared to $0.20 in second quarter 2025, primarily reflecting interest income earned on the Company’s cash and cash equivalents, cost reductions, improved operating performance and the benefit of a lower share count resulting from the Company's share repurchase activity.
“Our second quarter results reflect continued progress against the priorities we established at the beginning of 2026,” said Thomas Snyder, TriMas President and Chief Executive Officer. “We delivered improved profitability and operating margin despite a dynamic market environment, driven by the successful execution of our cost-reduction actions and certain operational improvement initiatives. During the quarter, we also strengthened our leadership team, and enhanced organizational alignment and accountability through our strategic planning process, while advancing customer engagement and operational excellence initiatives."
"As we move through the second half of the year, we expect the run-rate benefits of our cost reduction and operational excellence initiatives to continue building, supporting further performance improvement. At the same time, we remain focused on disciplined capital deployment, having repurchased more than five million shares since announcing the Aerospace divestiture, while preserving the flexibility to invest in organic growth initiatives and strategically aligned, high-quality acquisition opportunities that elevate our Packaging and Life Sciences platforms. We believe the actions we have taken to simplify and strengthen TriMas have positioned us well to continue delivering improved results and long-term shareholder value.”
Financial Position
During the second quarter of 2026, the Company returned capital to shareholders through the repurchase of 509,264 shares of its outstanding common stock for $18.9 million. Year to date through June 30, 2026, the Company repurchased 1,996,321 shares for $73.5 million, contributing to a 4.7% net reduction in outstanding shares compared to December 31, 2025. Since announcing the decision to divest TriMas Aerospace in November 2025, the Company has repurchased more than five million shares. As of June 30, 2026, approximately 35.9 million shares were outstanding and $76.5 million remained available under the Company's share repurchase authorization. TriMas also declared and paid a quarterly cash dividend of $0.04 per share.
The Company reported net cash used in operating activities of continuing operations of $38.5 million for second quarter 2026, compared to net cash provided by operating activities of $16.5 million in second quarter 2025. As a result, the Company reported a Free Cash Flow(3) use of $12.9 million for second quarter 2026, compared to Free Cash Flow(3) of $7.7 million in second quarter 2025, primarily due to the timing of sales and collections in the quarter. Please see Appendix I for further details.

TriMas ended second quarter 2026 with $1,242.5 million of cash on hand, $1,446.1 million of cash and available borrowing capacity under its revolving credit facility, and a net leverage ratio of 1.8x as defined in the Company's credit agreement. As of June 30, 2026, the Company reported total debt of $396.9 million and Net Debt(4) of $(845.6) million, reflecting cash on hand that significantly exceeded the Company's debt position following the divestiture of TriMas Aerospace, which generated approximately $1.2 billion in net after‑tax proceeds. The remaining proceeds are currently invested in interest‑bearing investments pending further redeployment.
Second Quarter Segment Results
The TriMas Packaging group reported second quarter net sales of $142.9 million, essentially flat compared to the second quarter of 2025. Sales growth in the industrial and life sciences end markets, along with the benefit of favorable foreign currency translation, was largely offset by lower sales in beauty and personal care applications, and food and beverage products. While second quarter operating profit declined, adjusted operating profit and margin both improved year-over-year and sequentially from the first quarter of 2026, reflecting the benefits of cost‑reduction actions, operational improvement initiatives and a more favorable product sales mix.
TriMas' Specialty Products group reported second quarter net sales of $31.7 million, an increase of 10.2% compared to second quarter 2025. Second quarter operating profit and margin declined year-over-year, as the benefits of higher sales volumes were more than offset by a lag in recovering increased raw material costs and temporary manufacturing inefficiencies related to machine downtime and labor ramp-up.
Discontinued Operations
The divestiture of TriMas Aerospace was completed on March 16, 2026, for approximately $1.5 billion in cash, generating net after-tax proceeds of approximately $1.2 billion. To date, proceeds have been used to repay borrowings under the Company's revolving credit facility, fund additional share repurchases and satisfy a portion of transaction-related tax obligations, while the remaining balance has been invested in liquid, interest-bearing accounts. The Company intends to deploy the remaining proceeds in support of capital allocation priorities, which may include organic growth investments, strategic acquisitions and additional share repurchases.
The results of TriMas Aerospace, along with transaction-related costs, have been classified as discontinued operations for all periods presented.
Realignment and Cost-Out Initiatives
TriMas has completed the closure and consolidation of its Atkins, Arkansas, packaging facility. The Company remains on track to deliver approximately $10.5 million of savings in 2026 and $16.0 million of annualized savings related to the previously communicated cost-out actions.
2026 Outlook
The Company has raised the low end and midpoint of its previously issued full-year 2026 adjusted diluted earnings per share(2) (EPS) outlook and now expects adjusted diluted EPS in the range of $1.60 to $1.70, compared to the prior outlook of $1.50 to $1.70, provided on February 26, 2026. This outlook assumes between $9 million and $10 million of interest income per each remaining quarter of 2026, and assumes no significant change in interest rates or the redeployment of the cash proceeds for the remainder of the year. The Company continues to expect sales growth of 3% to 6% year-over-year across its combined Packaging and Specialty Products businesses, along with more than 300 basis points of adjusted operating profit margin improvement, driven by cost reductions and organizational realignment initiatives.
The above outlook includes the impact of all announced acquisitions and divestitures as of July 30, 2026. The outlook provided assumes no significant impact related to input costs or end market demand associated with global conflicts or geopolitical actions. All of the above amounts considered as 2026 guidance are after adjusting for any current or future amounts that may be considered Special Items. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(1)

Conference Call Information
TriMas will host its second quarter 2026 earnings conference call today, Thursday, July 30, 2026, at 10 a.m. ET. To participate via phone, please dial (877) 407-0890 (U.S. and Canada) or +1 (201) 389-0918 (outside the U.S. and Canada), and ask to be connected to the TriMas second quarter 2026 earnings conference call. The conference call will also be simultaneously webcast via the TriMas website at www.trimas.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (877) 660-6853 (U.S. and Canada) or +1 (201) 612-7415 (outside the U.S. and Canada) with a meeting ID of 13761489, beginning July 30, 2026, at 3:00 p.m. ET through August 13, 2026, at 3:00 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: general economic and currency conditions; competitive factors; market demand; our ability to realize our business strategies; government and regulatory actions, including, without limitation, the impact of current and future tariffs and reciprocal tariffs, quotas and surcharges, as well as climate change legislation and other environmental regulations; our ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; our ability to recognize the benefits of and effectively deploy the net proceeds from the sale of TriMas Aerospace; pressures on our supply chain, including availability of raw materials and inflationary pressures on raw material and energy costs, and customers; the performance of our subcontractors and suppliers; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; risks associated with a concentrated customer base; information technology and other cyber-related risks; risks related to our international operations; changes to fiscal and tax policies; intellectual property factors; uncertainties associated with our ability to meet customers’ and suppliers’ sustainability and environmental, social and governance ("ESG") goals and achieve our sustainability and ESG goals in alignment with our own announced targets; litigation; contingent liabilities relating to acquisition and disposition activities; interest rate volatility; our leverage; liabilities imposed by our debt instruments; labor disputes and shortages; the disruption of operations from catastrophic or extraordinary events, including, but not limited to, natural disasters, geopolitical conflicts and public health crises; the amount and timing of future dividends and/or share repurchases, which remain subject to Board approval and depend on market and other conditions; our future prospects; and other risks that are detailed in the Annual Report on Form 10-K for the year ended December 31, 2025. The risks described are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Management believes that presenting these non-GAAP financial measures provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods and to the Company’s peers. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
Reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are provided only for the expected impact of amortization of acquisition-related intangible assets for completed acquisitions, as the Company is unable to provide estimates of future Special Items(1) or amortization from future acquisitions without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Additional information is available at www.trimas.com under the “Investors” section.

(1) Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business.
(2) The Company defines adjusted net income (and on a per diluted share basis, adjusted diluted earnings per share) as net income (per GAAP), plus or minus the after-tax impact of Special Items(1), plus the after-tax impacts of non-cash acquisition-related intangible asset amortization and non-cash compensation expense. While the acquisition-related intangible assets aid in the Company’s revenue generation, the Company adjusts for the non-cash amortization expense and non-cash compensation expense because the Company believes it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of financial results over multiple periods, and (iii) provides more relevant comparisons of financial results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions.
(3)    The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.
(4) The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.
About TriMas
TriMas designs, manufactures and supplies a broad range of innovative and high‑quality products for the consumer packaging, life sciences and industrial markets through its TriMas Packaging and Specialty Products groups. With approximately 2,500 employees in 12 countries, TriMas is committed to empowering customer success through deep partnerships, strong technical expertise, focused innovation, and exceptional quality and service. Guided by a culture of continuous improvement and operational excellence, TriMas invests in its people and capabilities to deliver long‑term value for all stakeholders. Headquartered in Bloomfield Hills, Michigan, TriMas is publicly traded on NASDAQ under the ticker symbol “TRS.” For more information, please visit www.trimas.com.
Contact
Sherry Lauderback
VP, Investor Relations, Communications & Sustainability
(248) 631-5506
sherry.lauderback@trimas.com

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	June 30, 2026	December 31, 2025
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$1,242,480	$30,020
Receivables, net	153,640	111,270
Inventories	116,530	108,720
Prepaid expenses and other current assets	34,510	36,380
Current assets, discontinued operations	—	176,280
Total current assets	1,547,160	462,670
Property and equipment, net	240,790	247,510
Operating lease right-of-use assets	36,470	31,800
Goodwill	296,660	300,280
Other intangibles, net	72,970	76,550
Deferred income taxes	6,880	53,670
Other assets	44,720	45,430
Non-current assets, discontinued operations	—	267,170
Total assets	$2,245,650	$1,485,080
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$223,450	$72,280
Accrued liabilities	52,720	59,640
Lease liabilities, current portion	8,010	4,100
Current liabilities, discontinued operations	—	47,650
Total current liabilities	284,180	183,670
Long-term debt, net	396,890	469,170
Lease liabilities	32,870	31,810
Deferred income taxes	28,440	17,710
Other long-term liabilities	60,660	65,840
Non-current liabilities, discontinued operations	—	11,290
Total liabilities	803,040	779,490
Total shareholders' equity	1,442,610	705,590
Total liabilities and shareholders' equity	$2,245,650	$1,485,080

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Net sales	$174,580	$171,750	$342,860	$324,210
Cost of sales	(139,240)	(133,800)	(270,650)	(253,430)
Gross profit	35,340	37,950	72,210	70,780
Selling, general and administrative expenses	(24,500)	(30,540)	(54,490)	(61,510)
Net gain (loss) on dispositions of assets	20	(20)	30	5,270
Operating profit	10,860	7,390	17,750	14,540
Other expense, net:
Interest expense	(4,120)	(4,550)	(9,360)	(9,070)
Other income, net	11,330	270	12,220	230
Other income (expense), net	7,210	(4,280)	2,860	(8,840)
Income before income tax expense	18,070	3,110	20,610	5,700
Income tax (expense) benefit	49,200	(700)	(5,100)	(1,350)
Income from continuing operations	67,270	2,410	15,510	4,350
Income (loss) from discontinued operations, net of tax	(53,900)	14,310	798,690	24,790
Net income	$13,370	$16,720	$814,200	$29,140
Basic earnings (loss) per share:
Continuing operations	$1.87	$0.06	$0.42	$0.11
Discontinued operations	(1.50)	0.35	21.79	0.61
Net income per share	$0.37	$0.41	$22.21	$0.72
Weighted average common shares—basic	35,877,517	40,647,361	36,651,820	40,626,325
Diluted earnings (loss) per share:
Continuing operations	$1.86	$0.06	$0.42	$0.11
Discontinued operations	(1.49)	0.35	21.54	0.60
Net income per share	$0.37	$0.41	$21.96	$0.71
Weighted average common shares—diluted	36,211,032	40,929,861	37,075,408	40,939,798

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Six months ended June 30,
	2026	2025
Cash Flows from Operating Activities:
Income from continuing operations	$15,510	$4,350
Income from discontinued operations	798,690	24,790
Net income	814,200	29,140
Adjustments to reconcile net income to net cash provided by (used for) operating activities, net of acquisition impact:
Net gain on dispositions of assets	(1,040,040)	(5,270)
Depreciation	19,160	19,650
Amortization of intangible assets	5,300	8,540
Amortization of debt issue costs	480	480
Deferred income taxes	2,770	3,250
Non-cash compensation expense	5,410	5,000
Provision for losses on accounts receivable	(50)	(1,140)
Increase in receivables	(48,740)	(29,700)
(Increase) decrease in inventories	(15,520)	1,300
(Increase) decrease in prepaid expenses and other assets	7,430	(1,430)
Increase in accounts payable and accrued liabilities	191,190	14,520
Other operating activities	510	(4,900)
Net cash provided by (used for) operating activities, net of acquisition impact	(57,900)	39,440
Cash Flows from Investing Activities:
Capital expenditures	(13,130)	(29,980)
Acquisition of business, net of cash acquired	—	(37,160)
Net proceeds from disposition of business, property and equipment	1,436,930	21,180
Net cash provided by (used for) investing activities	1,423,800	(45,960)
Cash Flows from Financing Activities:
Proceeds from borrowings on revolving credit facilities	233,000	140,950
Repayments of borrowings on revolving credit facilities	(305,730)	(118,780)
Debt financing fees	—	(1,260)
Payments to purchase common stock	(73,460)	(2,260)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(4,430)	(1,800)
Dividends paid	(2,950)	(3,280)
Other financing activities	130	160
Net cash provided by (used for) financing activities	(153,440)	13,730
Cash and Cash Equivalents:
Increase for the period	1,212,460	7,210
At beginning of period	30,020	23,070
At end of period	$1,242,480	$30,280
Supplemental disclosure of cash flow information:
Cash paid for interest	$9,960	$9,490
Cash paid for taxes	$33,940	$9,210
Non-cash property additions	$1,840	$—

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Packaging
Net sales	$142,920	$143,010	$282,090	$270,580
Operating profit	$18,720	$19,990	$33,270	$37,230
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	2,470	440	5,590	1,020
Adjusted operating profit	$21,190	$20,430	$38,860	$38,250

Specialty Products
Net sales	$31,660	$28,740	$60,770	$53,630
Operating profit	$690	$1,260	$3,550	$110
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	—	—	—	1,240
Adjusted operating profit	$690	$1,260	$3,550	$1,350

Corporate Expenses
Operating loss	$(8,550)	$(13,860)	$(19,070)	$(22,800)
Special Items to consider in evaluating operating loss:
M&A diligence and transaction costs	930	30	930	330
System implementation costs	660	1,440	1,880	2,360
Business restructuring and severance costs	(30)	2,230	1,440	6,950
Gain on sale of Arrow Engine	—	—	—	(5,300)
Adjusted operating loss	$(6,990)	$(10,160)	$(14,820)	$(18,460)

TriMas Continuing Operations
Net sales	$174,580	$171,750	$342,860	$324,210
Operating profit	$10,860	$7,390	$17,750	$14,540
Total Special Items to consider in evaluating operating profit	4,030	4,140	9,840	6,600
Adjusted operating profit	$14,890	$11,530	$27,590	$21,140

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
Continuing Operations
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Income from continuing operations, as reported	$67,270	$2,410	$15,510	$4,350
Special Items to consider in evaluating quality of income from continuing operations:
Business restructuring and severance costs	2,440	2,670	7,030	9,210
M&A diligence and transaction costs	930	30	930	330
System implementation costs	660	1,440	1,880	2,360
Write-off of deferred financing fees	—	—	—	100
Non-cash deferred tax impact related to Aerospace divestiture	(53,900)	—	—	—
Gain on sale of Arrow Engine	—	—	—	(5,300)
Amortization of acquisition-related intangible assets	1,180	1,680	2,620	3,270
Non-cash compensation expense	2,390	1,610	5,020	2,660
Income tax effect of net income adjustments(1)	(1,980)	(1,790)	(5,040)	(2,990)
Adjusted income from continuing operations	$18,990	$8,050	$27,950	$13,990

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Diluted earnings per share from continuing operations, as reported	$1.86	$0.06	$0.42	$0.11
Special Items to consider in evaluating quality of EPS from continuing operations:
Business restructuring and severance costs	0.07	0.06	0.19	0.22
M&A diligence and transaction costs	0.02	—	0.02	0.01
System implementation costs	0.02	0.04	0.05	0.06
Write-off of deferred financing fees	—	—	—	—
Non-cash deferred tax impact related to Aerospace divestiture	(1.49)	—	—	—
Gain on sale of Arrow Engine	—	—	—	(0.13)
Amortization of acquisition-related intangible assets	0.03	0.04	0.07	0.08
Non-cash compensation expense	0.07	0.04	0.14	0.06
Income tax effect of net income adjustments(1)	(0.06)	(0.04)	(0.14)	(0.07)
Adjusted diluted EPS from continuing operations	$0.52	$0.20	$0.75	$0.34
Weighted-average shares outstanding	36,211,032	40,929,861	37,075,408	40,939,798
(1) Income tax effect of net income adjustments is calculated on an item-by-item basis, utilizing the statutory income tax rate in the jurisdiction where the adjustments occurred. For the three and six month periods ended June 30, 2026 and 2025, the income tax effect on the cumulative net income adjustments varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended June 30,
	2026			2025
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by (used for) operating activities	$(38,520)	$33,580	$(4,940)	$16,450	$3,410	$19,860
Less: Capital expenditures	(7,910)	—	(7,910)	(12,120)	—	(12,120)
Free Cash Flow	$(46,430)	$33,580	$(12,850)	$4,330	$3,410	$7,740

	Six months ended June 30,
	2026			2025
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by (used for) operating activities	$(57,570)	$38,920	$(18,650)	$23,440	$7,800	$31,240
Less: Capital expenditures	(10,310)	—	(10,310)	(22,570)	—	(22,570)
Free Cash Flow	$(67,880)	$38,920	$(28,960)	$870	$7,800	$8,670

	June 30, 2026	December 31, 2025	June 30, 2025
Long-term debt, net	$396,890	$469,170	$424,540
Less: Cash and cash equivalents	1,242,480	30,020	30,280
Net Debt	$(845,590)	$439,150	$394,260

	YOY Sales Growth %
	Organic	Divestitures	Foreign Exchange	Total
Q2 2026 vs. Q2 2025
Consolidated TriMas Corporation	—%	—%	1.6%	1.6%
Packaging	(2.1)%	—%	2.0%	(0.1)%
Specialty Products	10.2%	—%	—%	10.2%

YTD Q2 2026 vs. YTD Q2 2025
Consolidated TriMas Corporation	3.4%	(0.4)%	2.8%	5.8%
Packaging	1.0%	—%	3.3%	4.3%
Specialty Products	16.0%	(2.7)%	—%	13.3%

Appendix I

TriMas Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Forecasted Diluted Earnings Per Share Guidance
Continuing Operations
(Unaudited - dollars per share)

	Twelve months ended
	December 31, 2026
	Low	High
Diluted earnings per share (GAAP)	$1.08	$1.18
Pre-tax amortization of acquisition-related intangible assets(1)	0.15	0.15
Income tax benefit on amortization of acquisition-related intangible assets	(0.04)	(0.04)
Pre-tax non-cash compensation expense	0.28	0.28
Income tax benefit on non-cash compensation expense	(0.07)	(0.07)
Impact of Special Items(2)	0.20	0.20
Adjusted diluted earnings per share	$1.60	$1.70
(1) These amounts relate to acquisitions completed as of July 30, 2026. The Company is unable to provide forward-looking estimates of future acquisitions, if any, that have not yet been consummated.
(2) The Company is unable to provide forward-looking estimates of Special Items without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.